As filed with the Securities and Exchange Commission on October 7, 2005
(Registration No. 333-________)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLAYTON DUNNING GROUP, INC.
(Name of small business issuer in its charter)

Nevada	6211	06-1296190
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2901 South Bayshore Drive #1E
Miami, Florida 33133
(305) 445-8776
(Address and telephone number of principal executive offices)

2901 South Bayshore Drive #1E
Miami, Florida 33133
(Address of Principal Place of Business or Intended Principal Place of Business)

Robert C. Lau
Chief Executive Officer, President and Chairman
2901 South Bayshore Drive #1E
Miami, Florida 33133
Tel: (305) 445-8776
Fax: (212) 480-4530
(Name, address and telephone number of agent for service)

Copy of all communications to:

Arthur S. Marcus, Esq.
Gersten Savage LLP
600 Lexington Avenue
New York, NY 10022
Ph. (212) 752-9700
Fax: (212) 980-5192

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common stock of the registrant, par value $.001 per share (2)(3)	64,500,000	$.05	$3,225,000	$379.53
Total	64,500,000	$.05	$3,225,000	$379.53

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price on the Pink Sheets on September 27, 2005.

(2) In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of: (i) the price at which the convertible notes may be converted at; (ii) the offering price of securities of the same class included in this registration statement; or (iii) the price of securities of the same class, as determined pursuant to Rule 457(c).

(3) The shares of our Common Stock being registered hereunder are being registered for resale by the selling stockholder named in the prospectus upon the conversion of outstanding secured convertible notes. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. The number of shares of our Common Stock registered hereunder represents a good faith estimate by us of the number of shares of our Common Stock issuable upon the conversion of the secured convertible notes. For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe will be issuable upon conversion of the secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 7, 2005

PROSPECTUS
64,500,000 SHARES

CLAYTON DUNNING GROUP, INC.

COMMON STOCK

This prospectus relates to the resale of up to 64,500,000 shares of our common stock which are issuable upon the conversion of $1,100,000 in aggregate principal amount of secured convertible notes issued to Cornell Capital Partners, LP which are convertible into common stock at a 20% discount to prevailing market prices except that until our common stock is quoted on the OTC Bulletin Board all conversions will be at a fixed conversion price of $.05 per share. The selling stockholder may sell their common stock from time to time at prevailing market prices.

Our Common Stock is quoted on the pink sheets under the symbol “CGGP”. On September 27, 2005, the closing price as reported was $0.05.

The selling stockholder, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholder has informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our Common Stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______ , 2005

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Clayton Dunning Group, Inc., or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
TERMS OF SECURED CONVERTIBLE NOTES	8
SUMMARY FINANCIAL INFORMATION	9
RISK FACTORS	11
USE OF PROCEEDS	19
MARKET FOR OUR SHARES	20
HOLDERS	20
DIVIDEND POLICY	20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	21
BUSINESS	26
EXECUTIVE COMPENSATION	31
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	33
DESCRIPTION OF SECURITIES	35
TRANSFER AGENT	36
SHARES ELIGIBLE FOR RESALE	36
SELLING STOCKHOLDERS	37
PLAN OF DISTRIBUTION	39
LEGAL MATTERS	41
EXPERTS	41
WHERE YOU CAN FIND ADDITIONAL INFORMATION	41

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and may not contain all of the information that you should consider before investing in our Class A Common Stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us,”“Company” and “our”, refer to Clayton Dunning Group, Inc., a Nevada company, its wholly-owned subsidiary Clayton Dunning Group, Inc., a Florida company, (“Clayton Florida”) and Clayton Dunning Corporation, a Florida company which is wholly-owned by Clayton Florida unless the context otherwise requires.

Business

We are a Nevada corporation originally formed in 1995, as United States Alternate Energy Corporation. In May 1999, we changed our name to Phelps Engineered Plastics Corporation and operated the business of Phelps Engineered Plastics Inc., a Delaware company until we sold all of the assets of Phelps Engineered Plastics, Inc in April 2003. These were our only assets at such time. In July 2005, we acquired all of the capital stock of Clayton, Dunning Group, Inc., a Florida corporation (“Clayton Florida”). Clayton Florida is a Florida corporation organized on March 11, 2003 under the name Faith Financial Holdings Inc. On September 18, 2003, Clayton Florida changed its name to Clayton, Dunning Group Inc. We presently conduct our business primarily through Clayton Florida’s wholly owned subsidiary Clayton, Dunning & Company, Inc. ("CDC"). CDC is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc. and a member of Securities Investors Protection Corp. (“SIPC”).

We intend to build our business as a diversified owner of financial services enterprises. CDC presently employs approximately 17 persons, 12 of which are retail NASD-licensed Registered Representatives and 5 of which are management or support personnel. CDC clears its stock, bond and options trades through First Southwest Company, Dallas, and Terra Nova Trading in Chicago. Through its clearing arrangements, CDC is able to conduct transactions for its customers in all U.S. and foreign listed stocks, bonds and options, and NASDAQ and over-the-counter stocks bonds and options. CDC also conducts an investment banking business with micro- and small-cap publicly traded companies, earning fees in the form of cash, warrants and stock.

It is our intention to continue to expand the business of CDC as a full service broker/dealer and a provider of a broad range of financial services, including exchange and NASDAQ-listed stocks, bonds and options, on-line trading, institutional execution, investment banking, securities research, third-party investment management, mutual funds, hedge funds, life insurance, health insurance, variable annuities and retirement plans to individual, institutional and corporate clients.

We intend to focus the Company’s expansion on some of what we believe are the more profitable businesses in the financial services industry, such as the placement of private investments for public entities (“PIPEs”) and fee-based investment management for the individual investor market.

We intend to expand CDC’s sales force by recruiting experienced securities industry registered representatives that find that the direction of CDC is in keeping with the course they have set for their own careers.

We intend to start or acquire and/or develop other types of financial services businesses including, but not limited to, another securities broker/dealer, an investment advisory firm, a commodities and financial futures firm, a life and health insurance agency, and a financial advisory firm. There can be no assurance that we will successfully enter and operate any of these businesses.

In addition to Clayton, Dunning & Company Inc., we have formed the following wholly owned subsidiaries and are negotiating with experienced executives to manage them:

Clayton, Dunning Asset Management Inc., a Florida corporation presently in registration as an SEC Registered Investment Advisor which we expect to pursue a business of managing individual accounts, mutual funds and other types of funds investing in securities and futures.

Clayton, Dunning Futures Inc., a Florida corporation which has applied for registration with the National Futures Association as an Introducing Broker for the purpose of engaging in the business of institutional commodities and financial futures brokerage, commodities and financial futures management, commodities and financial futures proprietary trading and commodities finance.

Clayton, Dunning Capital Partners Inc., a Florida corporation, through which we plan to participate merchant banking opportunities.

The Company has identified prospective experienced management for these subsidiaries and is presently negotiating employment contracts.

Our executive offices are located at 2901 South Bayshore Drive, #1E, Miami, Florida 33133 and our telephone number at this location is (305) 445-8776.

The Offering

Common stock offered	Up to an aggregate of 64,500,000 shares (1)

Common stock outstanding	116,685,740 (2)

Use of proceeds	We will not receive any proceeds from the sale of the 64,500,000 shares of common stock subject to resale by the selling stockholders under this prospectus.

Risk factors	An investment in our common stock involves a high degree of risk and could result in a loss of your entire investment.

Pink Sheet ticker symbol	CGGP

(1) Includes outstanding secured convertible notes in the aggregate principal amount of $1,100,000 issued by us to Cornell Capital Partners, LP, which are convertible into shares of our Common Stock (the 64,500,000 shares represents a good faith estimate of the shares underlying the secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments). Until our common stock is quoted on the OTC Electronic Bulletin Board the notes will convert at a fixed price of $.05 per share.

(2)  Does not include any shares of our common stock issuable upon conversion of the Notes.

To obtain funding for the purpose of payment of general corporate and operating purposes, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the sale of $1,075,000 in secured convertible notes. In September 2005, the notes were amended and restated to the amount of $1,100,000 to reflect accrued interest. This prospectus relates to the resale of the Common Stock underlying these secured convertible notes.

Unless otherwise indicated, all information contained in this prospectus is as of the date hereof.

TERMS OF SECURED CONVERTIBLE NOTES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners, LP for the sale of $1,075,000 in secured convertible notes. This prospectus relates to the resale of our Common Stock underlying these secured convertible notes. The investors are obligated to provide us with an aggregate of $1,075,000 in gross proceeds as follows:

•	$575,000 was disbursed on December 21, 2004;

•	$183,500 was disbursed on June 3, 2005; and

•	$316,500 was disbursed immediately prior to the filing of this registration statement.

In September 2005, the notes were amended and restated into one note for $1,100,000 to reflect accrued interest. The $1,100,000 of secured convertible notes mature three years from issuance and bear interest at 5% and are convertible into our common stock at a fixed price of $.05 per share prior to the tenth trading day after our common stock is quoted on the OTC Electronic Bulletin Board and thereafter at the lower of $.05 per share or 80% of the lowest closing bid price of the common stock for the five days immediately preceding conversion. If not converted by the holder prior to maturity, we may force the conversion of the notes into common stock on the same lower of $.05 or 80% basis as described above. The funds from the sale of the secured convertible notes were used for the purchase of 82.42% of our common stock from our two former principal shareholders, for professional fees and expenses and for working capital of CDC.

The conversion price of the secured convertible notes may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets.

A complete copy of the Securities Purchase Agreement and related documents are filed with the SEC as exhibits to this Registration Statement.

SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

	For the Six Months Ended June 30, 2005 (Unaudited)	For the Six Months Ended June 30, 2004 (Unaudited)	For the Years Ended December 31, 2004 (Audited)	For the Year Ended December 31, 2003 (Audited)

Net revenues	$776,555	$798,574	$1,689,210	$4,632

Operating expenses	$1,049,187	$852,672	$1,870,932	$9,748

Loss from operations	$(272,632)	$(54,098)	$(181,722)	$(5,116)

Other income (expense), net	$(15,005)	—	(5,494)	—

Net loss	$(287,637)	$(54,098)	$(187,216)	$(5,116)

Net loss per share - basic and diluted	$(.01)	$(.00)	$(.01)	$(.00)

Weighted average common shares outstanding	36,295,218	20,217,113	20,217,113	20,217,113

Condensed Consolidated Balance Sheet Data

	As of June 30, 2005 (Unaudited)	As of June 30, 2004 (Unaudited)	As of December 31, 2004 (Audited)

Cash and cash equivalents	$26,086	$24,959	$130,326

Total assets	$951,561	$217,337	$1,007,129

Working capital	$(12,382)	$12,214	$204,586

Current liabilities	$128,126	$58,286	$117,762

Total Liabilities	$1,179,871	$58,286	$932,762

Stockholders’ (deficit) equity	$(228,310)	$175,403	$74,367

RISK FACTORS

You should carefully consider the risks described below before buying shares of our Class A Common Stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

RISKS RELATED TO OUR BUSINESS

WE INCURRED HISTORICAL LOSSES AND HAVE A WORKING CAPITAL DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

We incurred losses in fiscal 2004 of $187,216. We also incurred losses in the first six months of fiscal 2005 of $287,637. As of December 31, 2004, we had a working capital of $204,546. As of June 30, 2005, we had a working capital deficit of $12,382. In addition, we expect to increase our infrastructure and operating expenses to fund our anticipated growth. As a result, we may not be able to generate profits in 2005 or thereafter and may not be able to support our operations, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan. Although we raised gross proceeds of up to $1.075 million through the sale of three-year secured convertible notes to Cornell Capital Partners L.P. we have a need for additional capital. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

PERIODS OF DECLINING SECURITIES PRICES, DECREASING TRADE VOLUMES, OR UNCERTAINTY IN THE PUBLIC EQUITY MARKETS MAY ADVERSELY AFFECT OUR REVENUES.

Our future revenues are likely to be lower during periods of declining securities prices or reduced securities market activity The public markets have historically experienced significant volatility not only in the number and size of share offerings, but also in the secondary market trading volume and prices of newly issued securities. Activity in the private equity markets frequently reflects the trends in the public markets. As a result, our revenues from brokerage activities may also be adversely affected during periods of declining prices or reduced activity in the public markets.

WE MAY NOT BE ABLE TO ADAPT WITH RAPID TECHNOLOGICAL CHANGE IN A COST EFFECTIVE MANNER, WHICH COULD MATERIALLY ADVERSELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS.

Traditional and online financial services businesses are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to enhance our existing services and products. We must also develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers. We must respond to technological advances and evolving industry standards and practices on a timely and cost-effective basis. The development and enhancement of services and products entails significant technical and financial risks. We may fail to; use new technologies effectively; adapt services and products to evolving industry standards; or develop, introduce and market service and product enhancements or new services and products.

In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of our services and products, and our new service and product enhancements may not achieve market acceptance. If we encounter these problems, our business, financial condition and operating results may be materially adversely affected.

OPERATIONAL RISKS MAY DISRUPT OUR BUSINESS OR LIMIT OUR GROWTH.

Like other securities and securities-related businesses, we are highly dependent on information processing and telecommunications systems. We face operational risks arising from potential mistakes made in the confirmation or settlement of transactions or from the failure to properly record, evaluate or account for transactions. Our business is highly dependent on our ability, and the ability of our clearing firms, to process, on a daily basis, a large and growing number of transactions across numerous and diverse markets. Consequently, we and our clearing firms rely heavily on our respective financial, accounting, telecommunications and other data processing systems. If any of these systems fail to operate properly or become unavailable due to problems with our physical infrastructure, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. In addition, we are aware that other companies in our industry have had problems due to high volume of telephone and e-mail customer inquiries that has at times strained the capacity of their telecommunications systems and customer service staffs, and has also led to temporary disruptions in website service. Thus, any inability of systems used to accommodate an increasing volume of transactions and customer inquiries could also constrain our ability to expand our businesses and could damage our reputation.

Pursuant to clearance arrangements, the clearing and depository operations for us and our customers' securities transactions are provided by a clearing broker-dealer. We earn commissions as an introducing broker for the transactions of its customers. In the normal course of business, our customer activities involve the execution and settlement of various customer securities transactions. These activities may expose us to off-balance-sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and we have to purchase or sell the security underlying the contract at a loss. Our customer securities are transacted on either a cash or margin basis. In margin transactions, the clearing broker extends the credit to our customer, subject to various regulatory margin requirements, collateralized by cash and securities in the customers' accounts. However, we are required to contact the customer and to either obtain additional collateral or to sell the customer's position if such collateral in not forthcoming. We are responsible for any losses on such margin loans, and has agreed to indemnify its clearing brokers for losses that the clearing brokers may sustain from the customer accounts introduced by us.

EMPLOYEE MISCONDUCT COULD HARM US AND IS DIFFICULT TO DETECT AND DETER.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could bind us to transactions that exceed authorized limits or present unacceptable risks, or hide from us unauthorized or unsuccessful activities. In either case, this type of conduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

THE SECURITIES INDUSTRY IN WHICH WE OPERATE IS HEAVILY REGULATED BY THE SEC, STATE REGULATORS, AND THE NASD. IF WE FAIL TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS, WE MAY FACE PENALTIES OR OTHER SANCTIONS THAT MAY BE DETRIMENTAL TO OUR BUSINESS.

The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business, including:

•	sales methods;
•	trade practices among broker-dealers;
•	use and safekeeping of customers’ funds and securities; capital structure;
•	record keeping;
•	conduct of Directors, officers, and employees; and
•	supervision of employees, particularly those in branch offices.

The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.

Uncertainty regarding the application of these laws and other regulations to our business may adversely affect the viability and profitability of our business. The SEC, the NASD, other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders, or suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with all applicable laws and rules is largely dependent on our establishment and maintenance of a compliance system to ensure such compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions due to claimed noncompliance in the future, and the imposition of any material penalties or orders on us could have a material adverse effect on our business, operating results and financial condition. In addition, it is possible that noncompliance could subject us to future civil lawsuits, the outcome of which could harm our business.

In addition, our mode of operation and profitability may be adversely affected by:

•	additional legislation;
•	changes in rules promulgated by the SEC, state regulators, the NASD, and other regulatory and self-regulatory organizations; and
•	changes in the interpretation or enforcement of existing laws and rules.

THE FAILURE TO REMAIN IN COMPLIANCE WITH THE NET CAPITAL RULE WOULD ADVERSELY AFFECT OUR ABILITY TO CONTINUE TO OPERATE AS A BROKER-DEALER.

The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers, including the SEC`s Uniform Net Capital Rule (the "Net Capital Rule"). Net capital is the net worth of a broker or dealer (assets minus liabilities), less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation.

In addition, a change in the Net Capital Rules, the imposition of new rules or any unusually large charge against net capital could limit those aspects of our contemplated operations that require the intensive use of capital, such as trading activities and the financing of customer account balances. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to operate and expand, which could have a material adverse effect on our business, financial condition and operating results.

CDC is presently in compliance with its net capital requirements. There can be no assurance, however, that it will not fall below minimum net capital requirements in the future.

THE FAILURE OF BROKERAGE CUSTOMERS TO MEET THEIR MARGIN REQUIREMENTS COULD RESULT IN SIGNIFICANT LIABILITIES.

The brokerage business, by its nature, is subject to risks related to defaults by our customers in paying for securities they have agreed to purchase and delivering securities they have agreed to sell. Our clearing broker may make margin loans to our customers in connection with their securities transactions. We are required by contract to indemnify that broker for, among other things, any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for those loans. We will be subject to risks inherent in extending credit, especially during periods of volatile markets or in connection with the purchase of highly volatile stocks, which could lead to a higher risk of customer defaults.

WE MAY BE UNABLE TO OBTAIN CRITICAL GOODS OR SERVICES FROM OUR SUPPLIERS.

We obtain financial information from a number of third-party suppliers of software and information services. We believe we have available to us at comparable cost a number of alternative sources of supply of these items of software and information services, to provide adequate replacements on a timely basis, if arrangements with any of our current suppliers are abrogated. We have established a number of relationships with third-party suppliers of software and information services. There can be no assurance that such relationships will continue or that timely replacement of such services will be available in the future.

OUR FUTURE SUCCESS IS DEPENDENT ON THE PERFORMANCE AND CONTINUED SERVICE OF OUR KEY EMPLOYEES AND OUR ABILITY TO ATTRACT AND RETAIN SKILLED PERSONNEL. THE LOSS OF ANY OF OUR KEY EMPLOYEES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

We believe that our success depends to a significant extent on the efforts and abilities of certain of our management personnel, in particular those of Robert C. Lau, our Chairman of the Board, Chief Executive Officer and Director. The loss of either of these persons could have a material adverse effect on our business, prospects, operating results, and financial condition. We do not presently have key man life insurance policies and do not intend to obtain any unless required to do so under future financing arrangements. There can be no assurance that such policies will be available to us on commercially reasonable terms, if at all. Additionally, our ability to realize our business plan could be jeopardized if any members of our senior management become incapable of fulfilling their obligations to us and a capable successor is not found on a timely basis. There can however be no assurance that, in such event, we will be able to locate and retain a capable successor to any member of management.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE FUTURE.

We have never paid any cash dividends on our common stock, nor do we contemplate or anticipate paying any dividends upon our common stock in the foreseeable future.

RISKS RELATED TO HOLDING OUR SECURITIES

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR SECURED CONVERTIBLE NOTES THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of the date of this prospectus, we had secured convertible notes outstanding or an obligation to issue secured convertible notes that may be converted into an estimated 64,500,000 shares of our Common Stock at a fixed price of the lower of $.05 per share or once quoted on the OTC Electronic Bulletin Board at a 20% discount to current market prices. All of the shares may be sold without restriction. The sale of these shares may adversely affect the market price of our Common Stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE SECURED CONVERTIBLE NOTES MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the secured convertible notes may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their secured convertible notes if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting some of their holdings, selling the underlying stock and then subsequently converting the remainder of their holdings. In this way, the selling stockholders may sell more than 4.99% while never holding more than the foregoing limit at any one time. There is no upper limit on the number of shares that may be issued which may in effect further dilute the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING SECURED CONVERTIBLE NOTES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE SECURED CONVERTIBLE NOTES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

On December 21, 2004, we entered into a Security Purchase Agreement involving the sale of an aggregate of $1,075,000 principal amount of secured convertible notes. As a result of interest accrued the Notes were restated into a $1,100,000 promissory note. The secured convertible notes are due and payable, with 8% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against us in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us could require the early repayment of the secured convertible notes. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we are required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

OUR COMMON STOCK COULD BE CONSIDERED A “PENNY STOCK.”

Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stocks." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

WE HAVE THE RIGHT TO ISSUE UP TO 15,000,000 SHARES OF “BLANK CHECK” PREFERRED STOCK, WHICH MAY ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OR OTHER OF OUR SECURITIES AND MAY DETER HOSTILE TAKEOVERS OR DELAY CHANGES IN MANAGEMENT CONTROL.

We may issue up to 14,999,999 shares of our preferred stock from time to time in one or more series, and with such rights, preferences and designations as our board of directors may determinate from time to time. To date, we have not issued any shares of preferred stock. Our board of directors, without further approval of our common stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of our preferred stock. Issuances of additional shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of other of our securities and may, under certain circumstances, have the effect of deterring hostile takeovers or delaying changes in management control.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•	variations in our quarterly operating results;
•	loss of a key relationship or failure to complete significant transactions;
•	additions or departures of key personnel; and
•	fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

SALES OF SHARES ELIGIBLE FOR FUTURE SALE COULD DEPRESS THE MARKET PRICE FOR OUR COMMON STOCK.

We presently have issued and outstanding 116,685,740 shares of our common stock. 113,131,711 of the shares are recently issued and are not eligible for sale until July 2006 and are then subject to resale limitations. The remaining 3,554,029 shares of issued and outstanding common stock are eligible to be sold at any time. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

MARKET FOR OUR SHARES

Our common stock is quoted on the Pink Sheet under the symbol, “CGGP”.

The following table contains information about the range of high and low bid prices for our common stock for each full quarterly period in our last two fiscal years and for this past quarterly period (through September 27), based upon reports of transactions on the Pink Sheets.

Fiscal Quarter End	Low Bid	High Bid
June 30, 2003	$0.01	$0.11
September 30, 2003	$0.03	$0.19
December 31, 2003	$0.01	$0.26
March 31, 2004	$0.01	$0.03
June 30, 2004	$0.01	$0.03
September 30, 2004	$0.01	$0.01
December 31, 2004	$0.01	$0.02
March 31, 2005	$0.01	$0.02
June 30, 2005	$0.01	$0.10

The source of these high and low prices was the Pink Sheets. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance. On September 27, 2005, the closing bid price of our common stock as reported by the Pink Sheets was $.05 per share.

HOLDERS

As of September 27, 2005, there were approximately 522 shareholders of record of our common stock.

DIVIDEND POLICY

Holders of Class A Preferred stock are entitled to receive dividends as may be declared by our Board of Directors and, in the event of liquidation, to share pro rata in any distribution of assets after payment of liabilities. The Board of Directors has sole discretion to determine: (i) whether to declare a dividend; (ii) the dividend rate, if any, on the shares of any class or series, and whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series. We have no current intention to pay any dividends on our capital stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this Prospectus.

This filing contains forward-looking statements. The words "anticipated,"  "believe,"  "expect," "plan,"  "intend,"  "seek,"  "estimate,"  "project,"  "could,"  "may," and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management's current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve market penetration and customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this filing are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

We were formed in 1995, as United States Alternate Energy Corporation, but did not have any operations until May 1999. In May 1999, we changed our name to Phelps Engineered Plastics Corporation and operated the business of Phelps Engineered Plastics, Inc. In April 2003, we sold all of the assets of such business and had no operations. In July 2005, we acquired all of the capital stock of Clayton Dunning Group, Inc., a Florida corporation, which owns 100% of the capital stock of Clayton Dunning & Company Inc., a Florida company “CDC”. Since we had no assets or operations prior to acquiring Clayton Dunning Group, Inc., the focus of this section is on the operations of Clayton Dunning Group, Inc. and its wholly-owned subsidiary CDC.

To date our operations have been limited to the establishment and development of CDC. CDC is a broker/dealer conducting a general securities business as a member of the National Association of Securities Dealers Inc. and Securities Investors Protection Corporation (“SIPC”). Although our operations to date have been limited, we believe that there is an opportunity for CDC to grow. In addition, our strategy is to build our overall business through the acquisition and building of other financial services businesses, including but not limited to other securities broker dealers, investment management firms, futures commission merchants, life and health insurance agencies, estate and financial planning and real estate firms. We have not yet identified any specific acquisition candidates. It is our belief that we will be able to finance these activities after our stock trades on the OTC Bulletin Board market of which there can be no assurance. However, there can be no assurance that additional capital will be available to us at all or if available that it will be on favorable terms.

In 2003, CDC had very limited operations and minimal revenues, with five NASD Registered Representatives. CDC had revenues of $4,632 and a net loss of $5,116.

In October 2003, CDC was sold pursuant to a contract that required the purchaser to complete the NASD 1017 Change of Ownership process within 210 days. During this period of time, up to fifteen new Registered Representatives and approximately five management, administrative and operations persons were hired by the firm, and a larger office in Manhattan was opened. When, in May 2004, the prospective purchaser had failed to complete the Change of Ownership process, the ownership of the firm reverted to its original owner, our President and Chief Executive Officer, Robert C. Lau. Operations of the firm were continued by Mr. Lau, and in December 2004 the firm leased its present 9,500 square ft. office at 40 Wall Street. In the year ended December 31, 2004, the firm produced gross revenues of $1,689,210, and generated a net loss of $187,216.

The Company had consolidated revenues of $776,555 in the first six months of 2005, all from its subsidiary, Clayton, Dunning & Company Inc., down from $798,574 in the first six months of 2004. The Company’s net loss increased to a loss of $287,637 for the first six months of 2005, compared with a loss of $54,098 for Clayton Dunning & Company, Inc. in the first six months of 2004. Reduced revenue was the result of the termination of low producing Registered Representatives and the reduction in investment banking revenues. Increased expenses were the result of the re-location expenses of the Clayton Dunning & Company Inc. office into new space at 40 Wall Street, New York, higher rent for that office space and the financing costs associated with the Company’s sale of convertible debentures. Management expects to see improving operational results as the firm’s development plan takes hold. It is anticipated that additional Registered Representatives will be recruited for Clayton Dunning & Company, and that other wholly-owned subsidiaries will share the rent of the office space at 40 Wall Street.

PLAN OF OPERATIONS

At present, CDC employs 12 Registered Representatives and 7 management, administrative and operations employees. The average production of our Registered Representatives has increased as we have culled out lower producers, and we believe that our revenues will continue to increase. CDC employs a full time recruiter to further build its revenues and expects to continue to build its sales force to approximately 24 Registered Representatives, which we believe is the limit that the NASD “safe harbor” for expansion allows through the Spring of 2005. In the following year, without the filing of a Rule 1017 Application to expand our sales force beyond the “safe harbor”, the firm may add up to 10 more Registered Representatives under the “safe harbor” provision. CDC intends to file a Rule 1017 Application to expand the firm faster than the “safe harbor” allows.

During the next 12 months we intend to continue to build the business of CDC, with the majority of the firm’s commission revenues derived from commissions on securities transactions and financial advisory fees from investment banking and mergers and acquisitions.

While it continues to operate CDC, it is the intention to establish, acquire and build other financial services businesses to diversify away from its present dependence upon commissions from securities transactions and investment advisory fees from investment banking and merger and acquisitions. There can be no assurance that we will consummate any acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

To date we have funded our operations from the sale of $75,000 of 6% Redeemable Preferred Stock of Clayton Florida, a short term loan in the amount of $50,000 from a corporate lender, the sale by Clayton Florida of $758,000 of Convertible Debentures to an institutional investor and revenues derived from operations. To date, we have incurred substantial losses, and will require financing for working capital to meet our operating obligations. We will require additional financing to acquire financial services businesses to diversify our revenue base. Therefore, we will require financing on an ongoing basis for the foreseeable future. Although, we intend to seek financing, no assurance can be given that such financing will be available in sufficient amounts or at all when needed.

Immediately prior to the filing of this SB2, we sold additional Convertible Debentures to the institutional investor in the amount of approximately $316,500. We believe that we will require approximately $5,000,000 in further financing to achieve our objective of diversifying our revenue base through the acquisition of other financial services businesses. We have no commitments for such financing.

The Convertible Debentures bear interest at 5% per annum and have a maturity of three years from issuance. Interest is payable on maturity or conversion. The debentures are secured by all of our assets. The Convertible Debentures are convertible into common stock at a fixed price of $.05 per share until our common stock is quoted on the OTC Electronic Bulletin Board and thereafter at the lower of $.05 per share or an amount equal to 80% of the lowest closing bid price of our common stock for the five (5) days immediately preceding conversion. In the event that it is not converted into common stock or redeemed prior to maturity the debentures will automatically convert on the same lower of the $.05 fixed price or 80% basis. We have the right to redeem the debentures for 120% of the outstanding principal and interest at the time of redemption. In the event that we choose to redeem the debentures, we are required to issue Cornell a warrant to purchase 50,000 shares of Common Stock for each $100,000 redeemed. The warrants would only be exercisable on a cash basis and would have an exercise price equal to 80% of the lowest closing bid price for the five trading days prior to redemption. The warrant shall have a term of two years.

Expenditures

We have the following contractual obligations during the next 12 months:

•	(i) rent (includes utilities) $300,000
•	(ii) salaries (pursuant to employment agreements) $340,000
•	(iii) for details of our lease obligations see “Business-Properties” for details of our salary obligations see “Business-Employment Agreements”

We believe that we will be able to fund such contractual obligations out of revenues from operations.

Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. The critical accounting policies for Clayton, Dunning Group, Inc. are as follows:

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities and three months or less to be cash equivalents. There were $26,086 cash equivalents at June 30, 2005.

Revenue Recognition

The Company generates commission income from sales and purchases of securities and earns commission from investment deals on behalf of customers. Commissions are recorded on a trade date basis.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards Number 109, “Accounting for Income Taxes” (“Statement No. 109”). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those assets or liabilities are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Recent Accounting Pronouncements

In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in our second quarter of fiscal 2006. We are in process of evaluating the impact of this pronouncement on our financial position.

In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Non-monetary Assets.” The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. We believe that the adoption of this standard will have no material impact on our financial statements.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance has released Staff Accounting Bulletin (SAB) No.107 to provide guidance regarding the application of FASB Statement No.123 (revised 2004), Share-Based Payment. Statement No. 123I covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SAB 107 provides interpretative guidance related to the interaction between Statement No. 123R and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of chare-based payment arrangements for public companies. SAB 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to Statement No. 123R.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS 154”).  This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

Opinion 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a significant effect on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

BUSINESS
General

Clayton, Dunning Group, Inc. (the “Company”) is a holding company engaged in securities brokerage, securities trading and investment banking through its wholly owned operating subsidiary, Clayton Dunning & Company, Inc. (“CDC”).

CDC commenced operations in 1995 and has been registered as a broker-dealer with the Securities and Exchange Commission (the “Commission”) and as a member of the National Association of Securities Dealers, Inc. (the “NASD”) and the Securities Investor Protection Corporation since May 1997. CDC is a full service retail oriented brokerage firm, specializing in the sale of both equity and fixed income securities, including private equity placements and mutual funds. At June 30, 2005, CDC maintained over 800 active customer accounts, which held over 5 million in assets. CDC employs 12 registered representatives. CDC is licensed to conduct activities as a broker-dealer in the District of Columbia and in 38 states, and operates from its headquarters in New York, New York.

Brokerage Operations

Commission Business

The most significant portion of our revenues are derived from commissions generated by our brokerage activities in which we buy and sell securities for our customers on an agency basis, and charge our customers a commission for our services. Our revenue is derived from brokerage transactions in listed and over-the-counter mutual funds. We have agreements with numerous mutual fund management companies pursuant to which we sell shares in a variety of mutual funds. Mutual funds commissions are derived from standard dealers’ discounts, which are a small percentage of the purchase price of the shares depending upon the terms of the dealer agreement and the size of the transaction. In addition, most funds permit us to receive additional periodic fees based upon the customer’s investment maintained in particular funds.

Investment Banking

Investment banking revenue is derived principally from placement agent fees and commissions. as well as the realization of gains from the exercise of warrants received in connection with acting as placement agent in private offerings. In addition, we also are engaged from time to time as a financial consultant to other companies for which we generally receive a cash fee and warrants.

We also participate as a selling group member from time to time in equity offerings.

Clearing Broker

We do not hold any funds or securities of our customers, but instead utilize, on a fully disclosed basis, the services of First Southwest Company and Terra Nova Trading as our clearing brokers. As clearing brokers, they process securities transactions for us and the accounts of our customers for which we pay fees. Pursuant to the terms of the agreements with our clearing brokers, we have agreed to indemnify and hold our clearing broker harmless from certain liabilities and claims, including claims arising from the transactions of customers. If customers fail to pay for their purchases or fail to supply the securities that they have sold, and the clearing broker satisfies customer obligations, we would be obligated to indemnify the clearing brokers for any resulting losses. We have not experienced any material losses as a result of the failure of our customers to satisfy their obligations.

Wholly-owned Subsidiaries

We intend to focus the Company’s expansion on some of what we believe are the more profitable businesses in the financial services industry. It is our plan to start or acquire and/or develop other types of financial services businesses including, but not limited to, another securities broker/dealer, an investment advisory firm, a commodities and financial futures firm, a life and health insurance agency, and a financial advisory firm. There can be no assurance that we will successfully enter and operate any of these businesses.

In addition to Clayton, Dunning & Company Inc., we have formed the following wholly owned subsidiaries and are negotiating with experienced executives to manage them:

Clayton, Dunning Asset Management Inc., a Florida corporation presently in registration as an SEC Registered Investment Advisor which we expect to pursue a business of managing individual accounts, mutual funds and other types of funds investing in securities and futures.

Clayton, Dunning Futures Inc., a Florida corporation which has applied for registration with the National Futures Association as an Introducing Broker for the purpose of engaging in the business of institutional commodities and financial futures brokerage, commodities and financial futures management, commodities and financial futures proprietary trading and commodities finance.

Clayton, Dunning Capital Partners Inc., a Florida corporation, through which we plan to participate in merchant banking opportunities.

Government Regulation

The securities business is subject to extensive and frequently changing federal and state laws and substantial regulation by the Securities and Exchange Commission, state securities agencies and self-regulatory organizations, such as NASD Regulation, Inc. (“NASDR”) and the regulatory arm of the NASD. We are registered as a broker-dealer with the Commission and are a member firm of the NASD. The Commission has designated the NASDR as our primary regulator. NASDR adopts rules, which are subject to approval by the Commission, that govern the members of the NASD and conducts periodic examinations of member firms’ operations.

Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, advertising, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers. The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets. We believe that we are currently in compliance with all such regulations governing our business.

As a registered broker-dealer, we are subject to the Commission’s net capital rule. The net capital rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm’s positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition. As of June 30, 2005, we had total net capital of $128,166 or $117,196 in excess of our minimum net capital.

Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the Commission and other regulatory bodies and ultimately may require its liquidation. The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than specified percentages of the minimum net capital requirement. Compliance with the net capital rule could limit those operations of the broker-dealer subsidiary that require the intensive use of capital, such as underwriting and trading activities, and also could restrict our ability to withdraw capital from the subsidiary, which in turn, could limit our ability to pay dividends, repay debt and redeem or purchase shares of our outstanding capital stock.

Competition

We encounter intense competition in all aspects of our business and compete directly with other securities firms, a significant number of which offer their customers a broader range of financial services, have greater capital and other resources and may have greater operating efficiencies than us. In addition to competition from firms currently in the securities business, there has been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives. Competition among financial services firms for professional personnel is intense.

We encounter intense competition in all aspects of our business and compete directly with other securities firms, a significant number of which offer their customers a broader range of financial services, have greater capital and other resources and may have greater operating efficiencies than us. In addition to competition from firms currently in the securities business, there has been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives. Competition among financial services firms for professional personnel is intense.

Employees

At June 30, 2005, we had 17 full-time employees, including 12 registered representatives in our broker-dealer subsidiary. None of our personnel is covered by a collective bargaining agreement. We consider our relationships with our employees to be good.

Properties

Our principal executive office is at 2901 South Bayshore Drive, #1E, Miami, Florida 33133, and the office of CDC, our subsidiary, is located at 40 Wall Street, New York, New York 10005 where we lease approximately 9,570 square feet of office space at an annual cost of $286,230, including utilities, plus escalations. The initial term of the lease expires in December 2014. Rents escalate from $30 per square feet to $34 per square foot over the term of the lease.

Legal Proceedings

We are not subject to any legal proceedings.

MANAGEMENT

The following tables set forth information with respect to our officers and directors as of the date of this prospectus.

Name	Age	Position
Robert C. Lau	68	Chairman, President and Chief Executive Officer and Director
Christopher Messalas	43	Vice President/Private Equity

Robert C. Lau founded Clayton, Dunning Group Inc. in March 2003. Mr. Lau has been in the investment business for over 43 years. He founded Clayton, Dunning & Company Inc., a member of the National Association of Securities Dealers Inc., in 1995. He has been involved in retail and institutional brokerage, investment management, investment banking and investment research. He is a graduate of Yale University and has graduate level training in Economics. Mr. Lau’s experience in the investment business began at Merrill Lynch in 1962. He completed the Merrill Lynch training program in New York, where he graduated number one in his class, and became an Account Executive in the Miami office. He was Sales Manager and Training Director at The Robinson-Humphrey Company in Atlanta, where he significantly increased the size of the firm’s sales force through recruiting and training new registered representatives; Branch Manager of the E.F. Hutton office in Atlanta, where he supervised over 50 registered representatives as well as institutional sales in the Southeastern U.S. and the firm’ southeastern U.S. futures unit; National Sales Manager of Thomson McKinnon Securities in New York; and Vice President of Oppenheimer & Company in New York, involved in structuring and marketing public and private securities offerings placed by the firm. He became a Certified Financial Planner (CFP) in 1974, and served on the Board of Regents and Adjunct Faculty of the College for Financial Planning. As an adjunct faculty member of the College, he trained over 500 Certified Financial Planners in all five sections of the CFP curriculum. He has written regular columns in national magazines on the subject of personal financial planning. Mr. Lau has been president of his own NASD member firm which structured and marketed publicly-registered offerings and private placements of securities. He has been employed by major firms such as Merrill Lynch, Salomon Smith Barney and Prudential Securities as an independent consultant in marketing and financial planning. At present, he is engaged by leading NYSE member firms as a securities expert, is a member of the NASD Board of Arbitrators, and has been a Mediator certified by the Florida Supreme Court. Mr. Lau holds the following securities licenses: NASD Series 7 (Registered Representative), Series 24 (General Securities Principle), Series 27 (Financial and Operations Principle), Series 4 (Options Principle), Series 63 (Uniform State), Series 65 (Investment Advisory), and Series 87 (Research Analyst). He holds Life, Health and Variable Annuity Insurance Licenses.

Mr. Messalas who recently became the Vice President/Private Equity has over 11 years experience in the securities industry. Starting with D.H. Blair in 1992, as an investment consultant, Mr. Messalas developed his capital raising talents and added to his private placement experiences at H.J. Myers and Joseph Stevens where he was involved with a number of successful under-takings. Mr. Messalas carries a Series 7 and Series 63 Increase.

Limitations on Liability and Indemnification Matters

We are a Nevada corporation and are governed by the Nevada Revised Statutes. Nevada law authorizes Nevada corporations to indemnify any person who was or is a party to any proceeding other than an action by, or in the right of, the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. The indemnity authorized by Nevada law also applies to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity. Indemnification applies against liability incurred in connection with an indemnifiable proceeding, including any appeal, if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. To be eligible for indemnity with respect to any criminal action or proceeding, the person must have no reasonable cause to believe his or her conduct was unlawful.

In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which the action was brought determines such person is fairly and reasonably entitled to indemnification.

The indemnification provisions of Nevada law require indemnification of a director, officer, employee or agent who has been successful in defending any action, suit or proceeding to which he or she was a party by reason of the corporation. The indemnity covers expenses actually and reasonably incurred in defending the action.

The indemnification authorized under Nevada law is not exclusive and is in addition to any other rights granted to officers and directors under the certificate of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation.

Our certificate of incorporation provides for the elimination, to the fullest extent permissible under Nevada law, of the liability of our directors to us for monetary damages. This limitation of liability does not affect the availability of equitable remedies such as injunctive relief. Our bylaws also provide that we shall indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as a director or as an officer, other than liabilities arising from certain specified misconduct. We are required to advance all expenses incurred as a result of any proceeding against our directors for which they could be indemnified, including in circumstances in which indemnification is otherwise discretionary under Nevada law.

Currently, we are not aware of any pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to director, officers and controlling persons of ours based on the foregoing provisions, or otherwise, we have been advised that the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable.

The following table sets forth information with respect to compensation earned during the fiscal year ended December 31, 2004 by our executive officers and directors.

EXECUTIVE COMPENSATION

ANNUAL COMPENSATION					LONG TERM COMPENSATION
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Robert C. Lau, from CDC as Chairman of the Board and Chief Executive Officer for 6 months in 2004	2004	$85,417	0	0	0	0	0	0

*Kenneth E. Sidler	2004	$90,917	0	0	0	0	0	0

No executive officer of ours was paid any compensation prior to the acquisition of Clayton Dunning Group, Inc., Florida during the last fiscal year.

*Mr. Sidler resigned as an officer in August 2005.

STOCK OPTION GRANTS

We have not issued any grants of stock options to date. The Company anticipates establishing a non-qualified incentive stock option program for the executives of the Company and its wholly-owned subsidiaries.

EMPLOYMENT AGREEMENTS

CDC has an employment agreement with its Chairman of the Board and Chief Executive Officer, Robert C. Lau. The agreement provides for a salary of $125,000 per year to be increased to $150,000 per year once gross revenues of CDC reach a monthly average of $250,000 per month for three consecutive months and $200,000 per year once gross revenues of CDC reach a monthly average of $300,000 per month for three consecutive months.

CDC also has employment agreements with Ara Proudian, CDC’s head trader and providing for annual salaries of $90,000, and with Chris Messalas, each with a term of five years.

COMPENSATION PLANS

We do not have any annuity, retirement, pension or deferred compensation plan or other arrangements under which an executive officer is entitled to participate without similar participation by other employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of August 17, 2005, there were (i) 116,685,740 shares of our Common Stock issued and outstanding (ii) 2,400,258 shares of our Series A Preferred Stock issued and outstanding; and (iii) 1 share of our Class C Preferred Stock issued and outstanding.

The following table sets forth certain information as of August 17, 2005, regarding (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director, and named executive officer of the Company, and (iii) all officers and directors as a group. The table assumes the conversion of all of the Series A Preferred Stock into common stock on a one for one basis.

Name/Address of Beneficial Owner	Position with Company	Amount and Nature of Beneficial Ownership of Common Stock (1)	Percentage of Securities(1)

Robert C. Lau (2) 2901 South Bayshore Drive Miami, FL 33133	Chairman, President and CEO	86,536,685	74.16%

Kenneth E. Sidler 149 Linden Avenue Emerson, NJ 07630		10,000,000	8.57%

RoadRunner Capital Group, Inc.(3) c/o Chris Messalas 40 Wall Street, 31st Floor New York, New York 10005	Vice-President of Subsidiary, CDC (3)	10,774,424	9.23%

All executive officers and Directors as a group (2 persons)		97,311,109	83.39%

(1)
Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to “beneficially own” shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days. The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

(2)
100% of the Class C Preferred Stock is held by Robert C. Lau. The Class C Preferred Stock entitles the owner to a vote equal to 50.1% of the total outstanding stock. See “Description of Securities Class C Preferred Stock”.

(3)	Christopher Messalas has voting control over such shares. Mr. Messalas is our Vice President Private Equity.

CERTAIN TRANSACTIONS

In June 2005, Clayton Florida purchased 16,662,826 shares of our common stock (81.2% of the total shares outstanding on a fully diluted basis at the time of the sale) from our former principal shareholders. Edwin Phelps and Dan Pickett for an aggregate of $165,000. The shares were divided pro rata based on the shareholders of Clayton Florida’s respective ownership of Clayton Florida. Prior to such sale, Mr. Pickett and Mr. Phelps converted all of their Series B preferred stock (which constituted all of the Series A preferred shares outstanding) into an aggregate of 16,662,826 shares of common stock.

In July 2005, we acquired all of the capital stock of Clayton Dunning Group, Inc. a Florida corporation (“Clayton Florida”) in exchange for 96,468,627 shares of our common stock and one share of our Series C preferred stock. Our CEO, Robert C. Lau received the one share of Series C preferred stock in exchange for a share of Series C preferred stock of Clayton Florida, which had identical rights.

In March 2005, all of the shareholders of Clayton Dunning & Company, Inc. (CDC) exchanged their shares of common stock for an aggregate of 10,500,000 shares of common stock of Clayton Florida which were subsequently acquired by us for 96,468,627 shares of our common stock.

The former shareholders of Clayton Florida have pledged all of their shares of common stock (an aggregate of 113,131,711 shares) in connection with the $1,075,000 Cornell financing.

Although we believe the foregoing transactions between the Company and its affiliates were fair and in our best interests we did not have any formal policy in place.

DESCRIPTION OF SECURITIES
GENERAL

We are authorized by our articles of incorporation to issue an aggregate of 525,000,000 shares of Capital Stock, 500,000,000 of such shares are Common Stock, $0.001 par value and 25,000,000 shares of Preferred Stock, $.001 par value, 10,000,000 of which are designated as Series A Preferred Stock, $.001 par value and one share of which is designated as Series C Preferred Stock, $0.001 par value. The remaining 14,999,999 shares of Preferred Stock may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion rights upon dissolution or liquidation, and with such designations or restrictions as shall be determined by resolution adopted by the Board at the time such stock is issued without further approval of the shareholders. Immediately prior to the filing of this registration statement, an aggregate of 116,685,740 shares of our common stock, 2,400,258 shares of our Series A Preferred common stock and one share of our Series C Preferred common stock, were issued and outstanding.

COMMON STOCK

Each share of Common Stock will be entitled to one vote per share upon all matters presented to our stockholders for their vote or approval, the right to elect two directors and may be redeemed with cash, property or rights, including our securities or securities of another corporation by resolution of the board of directors.

PREFERRED STOCK

Series A Preferred Stock

Each share of Series A Preferred Stock entitles the holder to a liquidation preference of $0.11 per share and a preference on dividends if declared. Each share of Series A Preferred Stock is convertible into common stock on a one for one basis. The holders of the Series A Preferred Stock have the right to vote on all matters submitted to the shareholders on an as converted basis. There are 2,400,258 shares of Series A Preferred Stock outstanding.

Series C Preferred Stock

The Series C Preferred Stock has no dividend, conversion or liquidation rights. It entitles the holder to vote on all matters submitted to the shareholders and shall have the right to vote 50.1% of the total outstanding shares entitled to vote at such meeting. Effectively, the provision gives the holder the right to unilaterally control the voting of the Company’s securities. There is one share of Series C Preferred Stock outstanding.

We may issue up to 100,000,000 shares of our preferred stock from time to time in one or more series, and with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions as are stated and expressed in the resolution or resolutions providing for the issuance of such shares as our board of directors may determinate from time to time. As of the date of this prospectus, we have not issued any shares of preferred stock.

The board of directors is expressly authorized to issue shares of preferred stock in one or more series, to fix the number of shares in each such series and to fix the designations and the powers and preferences of each such series.

With respect to the balance of the Preferred Stock, the board of directors with respect to each such series may determine the following: (a) the number of shares constituting the series and the designation of the series; (b) the dividend rate, if any, on the shares of that class or series, whether dividends will be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series; (c) whether that class or series will have voting rights and the terms and conditions of such voting rights; (d) whether that class or series will have conversion privileges and if so, the terms and conditions of such conversion including provisions for adjustment of the conversion rate upon the occurrence of events determined by the board of directors; (e) whether or not the shares of that class or series will be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they will be redeemable and the amount per share payable in case of redemption; (f) whether or not that class or series will have a sinking fund for redemption or purchase of shares of the class or series; (g) rights of shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company and the relative rights of priority, if any, of payment in respect of shares of that class or series; and (h) any other relative rights, preferences and limitations of that class or series.

TRANSFER AGENT

The transfer agent and registrar for our common stock is Manhattan Transfer Registrar Company, 57 Eastwood Road Miller Place, New York 11764

SHARES ELIGIBLE FOR RESALE

We presently have issued and outstanding 116,685,740 shares of our common stock. 113,131,711 of the shares are recently issued and are not eligible for sale until June 30, 2006 and are then subject to resale limitations. The remaining 3,554,029 shares of issued and outstanding common stock are eligible to be sold at any time. Market sales of large amounts of our common stock, or the potential for those sales even if they do not actually occur, may have the effect of depressing the market price of our common stock. In addition, if our future financing needs require us to issue additional shares of common stock or securities convertible into common stock, the supply of common stock available for resale could be increased which could stimulate trading activity and cause the market price of our common stock to drop, even if our business is doing well.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by Cornell Capital Partners L.P. The selling stockholder may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholder in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholder and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholder and we have not independently verified this information. The selling stockholder are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling stockholder has held any position or office with us, nor are any of the selling stockholder associates or affiliates of any of our officers or directors. The selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. The selling stockholder is not a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering(1)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering

Cornell Capital Partners L.P. (2)(3)	64,500,000	64,500,000	0

(1) Unless otherwise indicated, the selling stockholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute and admission of beneficial ownership for the selling stockholders.

(2) The actual number of shares of Common Stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the secured convertible notes. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Cornell Capital Partners, L.P. is a private investment fund that is owned by its investors and managed by Yorkville Advisors, LLC. Mark Angelo is the managing member of Yorkville Advisors, LLC. Mark Angelo has voting and investment control over the shares listed as owned by the selling shareholder.

PLAN OF DISTRIBUTION

The selling stockholder and any of its respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling stockholder will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholder may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholder or its respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

The selling stockholder acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by it. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, New York, New York.

EXPERTS

The financial statements of Clayton Dunning Group, Inc. (Florida) as of and for the year ended December 31, 2003, appearing in this prospectus have been audited by Turner & Associates, LLP and the financial statements as of and for the year ended December 31, 2004 have been audited by Sherb & Co., LLP, our Independent Registered Public Accounting Firm, as set forth in their report thereon appearing elsewhere herein, the financial statements of the registrant for the fiscal years ended June 30, 2004 and June 30, 2005 have been audited by Paula S. Morelli, CPA and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

INDEPENDENT AUDITORS REPORT

Board of Directors
Charleston Capital Corporation
Miami, Florida

We have audited the accompanying statement of financial condition of Charleston Capital Corporation (the “Company”) as of December 31, 2003 and the related statements of income and changes in stockholder’s equity, and statement of changes in financial condition for the year then ended, that you are filing pursuant to the rule 17a-5 under the Securities Exchange Act of 1934. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are fee of material misstatement. An audit included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis of our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charleston Capital Corporation at December 31, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The information contained in Schedules I, II, and III is presented for purposes of additional analysis is not a required part of the basic financial statements, but is supplementary information required by rule 17a-5 under the Securities Exchange Act of 1934. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Turner & Company
Turner & Company
February 24, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Clayton Dunning Group, Inc.
Miami, Florida

We have audited the accompanying consolidated balance sheet of Clayton Dunning Group, Inc. and Subsidiary as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clayton Dunning Group, Inc. and Subsidiary as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

By:	/s/ Sherb & Co., LLP

Sherb & Co., LLP Certified Public Accountants

Boca Raton, FL August 19, 2005

CLAYTON DUNNING GROUP, INC.
CONSOLIDATED BALANCE SHEET
December 31, 2004

ASSETS

CURRENT ASSETS:
Cash	$130,326
Commission Receivables	167,022
Prepaid expenses	25,000
TOTAL CURRENT ASSETS	322,348

EQUIPMENT, net of accumulated depreciation of 1,873	11,237

CAPITILIZED FINANCING COSTS	372,500

OTHER ASSETS:
Clearing deposit	125,002
Security deposit and other assets	170,197
Due from Employee	5,845
TOTAL OTHER ASSETS	301,044

Total Assets	$1,007,129

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,686
Accrued commissions payable	88,756
Lease payable	9,360

TOTAL CURRENT LIABILITIES	117,802

Convertible Debentures	575,000
Note payable - Commitment fee	240,000
TOTAL LIABILITIES	932,802

STOCKHOLDERS' EQUITY:
Preferred stock, $1.00 par value, authorized 75,000 shares, issued and outstanding 75,000 shares	75,000
Additional paid-in capital	187,093
Accumulated deficit	(187,766)
TOTAL STOCKHOLDERS' EQUITY	74,327

Total Liabilities and Stockholders’ Equity	$1,007,129

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON DUNNING GROUP, INC
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

REVENUES:
Broker Operations	$1,531,832
Investment Banking	157,378
Total Revenue	1,689,210

OPERATING EXPENSES:
Broker Commissions	806,178
Ticket Charges	110,312
Salaries	286,954
Professional fees	94,523
General and administrative	572,965
TOTAL OPERATING EXPENSES	1,870,932

INTEREST EXPENSE	5,494

NET LOSS	$(187,216)

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON DUNNING GROUP, INC.
Formerly CHARLESTON CAPITAL CORPORATION
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

REVENUES
Commissions and fees	$4,632

EXPENSES
Depreciation	2,781
Insurance	440
Licenses and permits	3,012
Office and miscellaneous	2,765
Professional fees	750

Total expenses	9,748

Net loss	$(5,116)

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON, DUNNING GROUP, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

					Additional		Total
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity

BALANCE - December 31, 2003	—	$—	1,000	$10	$18,509	$(550)	$17,969

Capital Contribution	—	—	—	—	222,961	—	222,961

Recapitalization due to exchange	75,000	75,000	(1,000)	(10)	(36,378)	—	38,612

Distribution	—	—	—	—	(17,999)	—	(17,999)

Net loss	—	—	—	—	—	(187,216)	(187,216)

BALANCE - December 31, 2004	75,000	$75,000	—	$—	$187,093	$(187,766)	$74,327

The accompanying notes are an integral part of the consolidated financial statements.

CLAYTON, DUNNING GROUP, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(187,216)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	1,873
Changes in assets and liabilities:
Commission receivable	(167,022)
Due from employee	(5,845)
Clearing deposit	(125,002)
Security deposit and other assets	(166,597)
Accounts payable and accrued expenses	20,226
Accrued commission payable	88,756
Lease payable	9,360

NET CASH USED IN OPERATING ACTIVITIES	(531,467)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash from acquisition	68,375
Purchase of equipment	(5,281)
NET CASH PROVIDED BY INVESTING ACTIVITIES	63,094

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash advance prior to reverse merger	387,197
Capital Contribution	222,961
Distribution	(17,999)
NET CASH PROVIDED BY FINANCING ACTIVITIES	592,159

NET INCREASE IN CASH	123,786

CASH AT BEGINNING OF YEAR	6,540

CASH AT END OF YEAR	$130,326

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW INFORMATION
Cash paid during the year for:
Income taxes	$—
Interest	$—
Non-cash financing activities
Assets acquired and liabilities assumed from acquisition:
Prepaid expenses	$25,000
Capitalized financing costs	$372,000
Convertible debentures	$575,000
Note payable	$240,000

The accompanying notes are an integral part of the consolidated financial statements

CLAYTON DUNNING GROUP, INC.
CONSOLIDATED BALANCE SHEET
June 30, 2005
(Unaudited)

ASSETS

CURRENT ASSETS:
Cash	$26,086
Commission Receivables	89,658
TOTAL CURRENT ASSETS	115,744

EQUIPMENT, net of accumulated depreciation	26,245

CAPITILIZED FINANCING COSTS	328,257

OTHER ASSETS
Investment in RN Capital	15,000
Investment in Phelps	165,150
Clearing deposit	124,819
Security deposit	170,197
Due from Employees	6,149

TOTAL OTHER ASSETS	481,315

Total Assets	$951,561

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$46,135
Accrued commissions payable	60,826
Interest Payable	15,140
Lease payable	6,025

TOTAL CURRENT LIABILITIES	128,126

Convertible Debentures	758,500
Notes payable	290,000
Due to related party	3,245

TOTAL LIABILITIES	1,179,871

STOCKHOLDERS' DEFICIT:
Preferred stock, $1.00 par value, authorized 75,000 shares, issued and outstanding 75,000 shares	75,000
Additional paid-in capital	172,093
Accumulated deficit	(475,403)
TOTAL STOCKHOLDERS' DEFICIT	(228,310)

Total Liabilities and Stockholders’ Deficit	$951,561

The accompanying notes are an integral part of the consolidated financial statements.

Clayton Dunning Group, Inc.
Consolidated Statements of Operations

	For the six months ended June 30,
	2005	2004
	(Unaudited)	(Unaudited)
REVENUES
Broker Operations	$659,505	$661,971
Investment Banking	117,050	136,603
Total Revenue	776,555	798,574

OPERATING EXPENSES:
Broker Commissions	429,864	389,183
Ticket Charges	52,546	48,811
Salaries	176,253	165,777
Professional fees	76,502	69,888
Depreciation	937	-
Amortization	62,593	-
General and administrative	250,492	179,013
TOTAL OPERATING EXPENSES	1,049,187	852,672

INTEREST EXPENSE	15,005	-

NET LOSS	$(287,637)	$(54,098)

The accompanying notes are an integral part of the consolidated financial statements.

Clayton, Dunning Group, Inc.
Consolidated Statements of Cash Flows

	For the six months ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:	(Unaudited)	(Unaudited)
Net loss	$(287,637)	$(54,098)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & Amortization	63,530	—
Capitalized financing costs	(18,350)	—
Changes in assets and liabilities:
Commission receivable	77,364	(45,541)
Other assets	—	(8,000)
Due from employee	(304)	(21,838)
Prepaid expenses	25,000	(3,101)
Clearing deposit	183	(125,000)
Accounts payable and accrued expenses	26,449	33,376
Accrued commission payable	(27,930)	24,910
Lease payable	(3,335)	—
Interest payable	15,140	—

NET CASH USED IN OPERATING ACTIVITIES	(129,890)	(199,292)

CASH FLOWS USED IN INVESTING ACTIVITIES:
Repayment of cash advance post merger	(15,000)	—
Investments	(180,150)	(5,250)

Purchase of equipment	(15,945)	—
NET CASH USED IN INVESTING ACTIVITIES	(211,095)	(5,250)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible debentures	183,500	—
Proceeds from note payable	50,000	—
Capital Contribution	—	229,501
Due to related party	3,245	—
NET CASH PROVIDED BY FINANCING ACTIVITIES	236,745	229,501

NET INCREASE (DECREASE) IN CASH	(104,240)	24,959

CASH AT BEGINNING OF PERIOD	130,326	—

CASH AT END OF PERIOD	$26,086	$24,959

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	$—	$—
Interest	$—	$—

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO FINANCIAL STATEMENTS

CLAYTON DUNNING GROUP, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003 AND FOR THE
SIX MONTH PERIOD ENDED JUNE 30, 2005 (UNAUDITED)

NOTE 1 - DESCRIPTION OF BUSINESS

Clayton Dunning Company Inc. (“Clayton Florida”) formerly Charleston Capital Corporation was incorporated in the State of Florida on March 11, 2003, as Faith Financial Holdings Inc. Clayton Florida was acquired on December 21, 2004, when the company exchanged its shares on a share for share basis with Clayton, Dunning Group, Inc. This share exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Clayton Dunning Group, Inc. pursuant to which Clayton Dunning Company, Inc. is treated as the continuing entity.

On July 1, 2005, Clayton Dunning Group, Inc. was acquired by Phelps Engineered Plastics Corporation, a Nevada corporation for 96,468,627 newly issued shares of common stock and one newly issued share of Series C Preferred Stock. (the “Exchange”). The Exchange had been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Clayton Dunning Group, Inc. pursuant to which Clayton Dunning Group, Inc. is treated as the continuing entity. Subsequent to the Exchange, with the approval of the Board of Directors, Phelps Engineered Plastics Corporation changed its name to Clayton Dunning Group, Inc.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany transactions have been eliminated.

RECLASSIFICATIONS

Certain prior period balances have been reclassified to conform to the current year's presentation. These reclassifications had no impact on previously reported results of operations or stockholders' deficit.

CASH AND CASH EQUIVALENTS

The Company considers all unrestricted deposits and highly liquid investments, readily convertible to known amounts, with an original maturity of three months or less, to be cash equivalents.

EQUIPMENT

Equipment was recorded on the basis of original cost less allowances for depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as follows: 5 years. Depreciation expense was $1,873 for the year ended December 31, 2004, respectively, and $937 for the six months ended June 30, 2005 (unaudited).

REVENUE RECOGNITION

The Company generates commission income from sales and purchases of securities and earns commission from investment deals on behalf of customers. Commissions are recorded on a trade date basis. The Company also earns revenue from investment banking and consulting. Monthly retainer fees for investment banking and consulting are recognized as services provided.  Investment banking success fees are generally based on a percentage of the total value of a transaction and are recognized upon successful completion.

INTERIM FINANCIAL STATEMENTS

The accompanying balance sheet as of June 30, 2005, the statements of operations and of cash flows for the six-month periods ended June 30, 2005 and 2004 are unaudited. In the opinion of management, such information is not misleading and includes all adjustments consisting of normal recurring adjustments necessary for a fair presentation of this interim information when read in conjunction with the audited financial statements and notes hereto. Results for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

INCOME TAXES

The Company accounts for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards Number 109, “Accounting for Income Taxes” (“Statement No. 109”). Under Statement No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those assets or liabilities are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, receivables, accounts payable, notes payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

NOTE 3 - OTHER ASSETS

In February 2005, the Company invested $35,000 in RN Capital for the purpose of finding a company to acquire. $20,000 has been expensed as it has been earned. $15,000 should be refunded in 2005. (Unaudited)

In June 2005, the Company purchased 16,662,826 shares of common stock of Phelps Engineered Plastics Corporation from the former principal shareholders for an aggregate of $165,150.

The Company has a clearing deposit of $125,002 as of December 31, 2004 and $124,819 as of June 30, 2005 (unaudited) with First Southwest Company. First Southwest Company is the clearinghouse of the Company’s broker dealer.

NOTE 4 - CONVERTIBLE DEBENTURES

The Company entered into a $1,075,000 convertible debenture agreement with Cornell Capital Partners L.P, which is described as follows:

-
$575,000 was funded on December 21, 2004 and $500,000 is to be funded on the second closing which shall take place five business days after the Company files a registration statement with the Securities and Exchange Commission pursuant to the Investor Registration Rights Agreement dated December 22, 2004.

-	Prior to the second closing, the Company issued a Convertible Debenture in the amount of $183,500, which occurred on June 3, 2005. Interest is calculated at 5% and is due on June 3, 2008.

-
The amount of the convertible debenture to be funded pursuant to the Second Closing shall be reduced by the amount of the Pre-Filed closing to $316,500. This closing will take place within 5 business days after the Company files a registration statement with the Securities and Exchange Commission.

The secured convertible notes mature three years from issuance and bear interest at 5% and are convertible into our common stock at 80% of the lowest closing bid price of the common stock for the five days immediately preceding conversion. If not converted by the holder prior to maturity, we may force the conversion of the notes into common stock on the same 80% basis as described above. The funds from the sale of the secured convertible notes were used for the purchase of 82.42% of our common stock from our two former principal shareholders, for professional fees and expenses and for working capital of CDC.

The conversion price of the secured convertible notes may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets.

The costs associated with this transaction have been capitalized and will be amortized over the life of the loan. At December 31, 2004, capitalized costs were $372,500 and $328,257 at June 30, 2005. (Unaudited)

NOTE 5 - NOTES PAYABLE

In December of 2004, the Company issued a note for $240,000 in connection with the convertible debentures to Cornell Capital Partners, LP. The first payment shall be due and payable on the 1st day of trading of the 2nd month after the registration statement has been filed. The amount of each payment shall be $24,000 and at the borrower’s option shall be paid in cash or common stock, par value $0.001 per share of Clayton, Dunning Group, Inc. which shall be registered for resale and valued at 100% of the average of the volume weighted average prices of the Common Stock, as quoted by Bloomberg for the 5 trading days immediately proceeding the date the payment is due and payable, provided that in no event shall the Borrower be entitled to choose to pay in common stock a number of shares which would cause the aggregate number of shares of Common Stock beneficially owned by the Lender and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock. The note shall not bear interest unless there is an event of default.

In May of 2005, the Company borrowed $50,000 for operational expenses from Power2Ship. This note is non-interest bearing and will be repaid after the funding is completed.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

Our principal executive office is at 2901 South Bayshore Drive #1E, Miami, Florida 33133, and the office of Clayton Dunning & Company is located at 40 Wall Street, New York, NY 10005 where we lease approximately 9,570 square feet of office space at an annual cost of $286,230, including utilities, plus escalations. The initial term of the lease expires in December 2014. Rents escalate from $30 per square foot to $34 per square foot over the term of the lease.

The Company has provided the landlord with a $162,197 security deposit.

Rent Schedule
2005 -  $286,230
2006 -  $290,523
2007 -  $294,880
2008 - $299,303
2009 - $303,792
Thereafter -$1,588,688

NOTE 7 - STOCKHOLDERS' EQUITY

The Company had 75,000 shares of 6 1/2% redeemable preferred stock, $1.00 par value, authorized 75,000 shares, issued and outstanding 75,000 shares as of December 31, 2004 and as of June 30, 2005.(unaudited).

NOTE 8 - INCOME TAXES

At December 31, 2004 and June 30, 2005 the Company had cumulative net operating loss carryforwards for federal income tax purposes of approximately $187,000 and $475,000 respectively.

At December 31, 2004 and June 30, 2005 the company’s deferred tax assets consist of:

	12/31/04	06/30/05
Net operating loss carryforwards	$63,580	$161,450
Less: valuation allowance	(63,580)	(161,450)
Net	$—	$—

Based on management‘s present assessment, the Company has not determined it to be more likely than not that a deferred tax asset (prior to any valuation allowance) will be realized. Accordingly, the Company has provided a 100% allowance to offset the deferred tax asset in the financial statements. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current tax laws limit the amount of future taxable income that may be offset by net operating loss carry forwards when substantial changes in ownership occur and when the net operating loss carry forwards of a member of a consolidated group were previously included in a separate return of the member against future taxable income when a substantial change in ownership occurs. Therefore, the amount of future taxable income that may be offset by the net operating loss carry forwards may be limited.

NOTE 9 - SUBSEQUENT EVENT

In July 2005, we acquired all of the capital stock of Phelps Engineered Plastics Corporation., a Florida corporation in exchange for 96,468,627 shares of common stock and one share of Series C Preferred Stock. The Exchange had been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Clayton Dunning Group, Inc. pursuant to which Clayton Dunning Group, Inc. is treated as the continuing entity. Subsequent to the Exchange, with the approval of the Board of Directors, Phelps Engineered Plastics Corporation changed its name to Clayton Dunning Group, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Clayton Dunning Group, Inc.

I have audited the accompanying consolidated balance sheets of Clayton Dunning Group, Inc. (formerly Phelps Engineered Plastics Corporation) and subsidiary (the “Company”), as of June 30, 2005 and June 30, 2004, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Clayton Dunning Group, Inc. (formerly Phelps Engineered Plastics Corporation) and subsidiary, as of June 30, 2005 and June 30, 2004, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

By:	/s/ Paula S. Morelli CPA

Freeport, New York September 6, 2005

CLAYTON DUNNING GROUP, INC.
(formerly Phelps Engineered Plastics Corporation) AND SUBSIDIARY
Consolidated Balance Sheets

	June 30,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$—	$—

Total current assets	—	—

Other assets	—	—

Total assets	$—	$—

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued expenses	$—	$2,500

Total current liabilities	—	2,500

Other liabilities	—	—

Total liabilities	—	2,500

Stockholders' equity :
Series A Convertible Voting Preferred Stock,
$.001 par value; 25,000,000 shares
authorized, issued and outstanding
2,400,258 and 11,331,671 shares, respectively	2,400	11,332
7% Series B Cumulative Convertible Voting
Preferred Stock, $.001 par value; 10,000,000
shares authorized, issued and outstanding
0 and 8,931,413 shares, respectively	—	8,931
Common stock, $.001 par value; 100,000,000
shares authorized, issued and outstanding
20,216,855 and 2,354,029 shares, respectively	20,217	2,354
Additional paid-in capital	3,131,209	3,126,209
Deficit	(3,153,826)	(3,151,326)

Total stockholders' equity (deficiency)	—	(2,500)

Total liabilities and stockholders' equity	$—	$—

See notes to consolidated financial statements.

CLAYTON DUNNING GROUP, INC.
(formerly Phelps Engineered Plastics Corporation) AND SUBSIDIARY
Consolidated Statements of Operations

	Year Ended June 30,
	2005	2004

Revenues	$—	$—

Expenses:
Loss from uncollectible notes receivable	—	2,541,705
General and administrative	2,500	21,699

Total expenses	2,500	2,563,404

Net loss	$(2,500)	$(2,563,404)

Net loss per share, basic and diluted	$(0.00)	$(1.09)

Weighted average number of common shares
outstanding, basic and diluted	3,842,598	2,354,029

See notes to consolidated financial statements.

CLAYTON DUNNING GROUP, INC.
(formerly Phelps Engineered Plastics Corporation) AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders' Equity

			7% Series B Cumulative
	Series A Convertible		Convertible Voting
	Voting Preferred Stock		Preferred Stock
	Shares	Amount	Shares	Amount

Balances, June 30, 2003	11,331,671	$11,332	8,931,413	8,931

Net income (loss)	—	—	—	—

Balances, June 30, 2004	11,331,671	11,332	8,931,413	8,931

Preferred shares converted
into common shares	(8,931,413)	(8,932)	(8,931,413)	(8,931)

Net income (loss)	—	—	—	—

Balances, June 30, 2005	2,400,258	$2,400	—	$—

			Additional		Total
	Common Stock		Paid—In		Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balances, June 30, 2003	2,354,029	$2,354	$2,993,839	$(587,922)	$2,428,534

Capital contributions received
from then Company president	—	—	132,370	—	132,370

Net income (loss)	—	—	—	(2,563,404)	(2,563,404)

Balances, June 30, 2004	2,354,029	2,354	3,126,209	(3,151,326)	(2,500)

Preferred shares converted
into common shares	17,862,826	17,863	—	—	—

Company expenses
paid by shareholder	—	—	5,000	—	5,000

Net income (loss)	—	—	—	(2,500)	(2,500)

Balances, June 30, 2005	20,216,855	$20,217	$3,131,209	$(3,153,826)	$—

See notes to consolidated financial statements

CLAYTON DUNNING GROUP, INC.
(formerly Phelps Engineered Plastics Corporation) AND SUBSIDIARY
Consolidated Statements of Cash Flows

	Year Ended June 30,
	2005	2004

Cash flows from operating activities:
Net loss	$(2,500)	$(2,563,404)
Loss from uncollectible notes receivable	—	2,541,705
Change in operating assets and liabilities:
Accounts payable and accrued expenses	(2,500)	(107,987)

Net cash provided by (used for) operating activities	(5,000)	(129,686)

Cash flows from investing activities	—	—

Cash flows from financing activities:
Capital contributions received from then
Company president	—	132,370
Net advances to IMT	—	(41,705)
Company expenses paid by shareholder	5,000	—

Net cash provided by (used for) financing activities	5,000	90,665

Net increase (decrease) in cash and cash equivalents	—	(39,021)

Cash and cash equivalents, beginning of year	—	39,021

Cash and cash equivalents, end of year	$—	$—

Supplemental disclosures of cash flow information:

CLAYTON DUNNING GROUP, INC.
(formerly Phelps Engineered Plastics Corporation) AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION

Clayton Dunning Group, Inc. (“CGGP”) was incorporated in the State of Nevada on May 28, 1985 under the name United States Alternate Energy Corporation. In May 1999, the name was changed to Phelps Engineered Plastics Corporation (“PEPC”). Phelps Engineered Plastics, Inc. (“PEPI”), its wholly owned subsidiary, was incorporated in the State of Delaware on June 21, 1989. In July 2005, PEPC changed its name to Clayton Dunning Group, Inc.

To April 17, 2003, PEPC and PEPI (collectively the “Company”) manufactured and sold specialized plastic products. On April 17, 2003, PEPC sold substantially all its assets to Innovative Materials & Technology, Inc. (“IMT”) for a $2,000,000 promissory note bearing interest at 4% per annum and payable in five annual installments from April 16, 2004 to April 16, 2008. Also on April 17, 2003, PEPI sold substantially all its assets to IMT for $1,000,000, $500,000 cash and a $500,000 promissory note bearing interest at 4% per annum and payable in five annual installments from April 16, 2004 to April 16, 2008.

In September 2003, PEPC and PEPI filed an involuntary petition under Chapter 7 of the U.S. Bankruptcy Code against IMT. A trustee was appointed and the assets of IMT were sold at an auction. After deduction of certain priority claims, PEPC and PEPI received none of the proceeds from the sale. Accordingly, the Company recorded a loss from uncollectible notes receivable of $2,541,705 in the year ended June 30, 2004.

In July 2005 (see note 5), CGGP acquired 100% of the capital stock of Clayton Dunning Group, Inc., a Florida corporation (“Clayton Florida”).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation - The consolidated financial statements include the accounts of PEPC and its wholly owned subsidiary PEPI. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CLAYTON DUNNING GROUP, INC.
(formerly Phelps Engineered Plastics Corporation) AND SUBSIDIARY
Notes to Consolidated Financial Statements

Income taxes - Income taxes are accounted for under the assets and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Net loss per common share - Basic and diluted net loss per common share has been calculated based upon the weighted average number of common shares outstanding. In years ended June 30, 2005 and 2004, the Company did not include the shares of convertible preferred stock in its calculation of diluted loss per share as the result would have been antidilutive.

NOTE 3 - STOCKHOLDERS’ EQUITY

Each share of Series A Convertible Voting Preferred Stock (2,400,258 shares outstanding at June 30, 2005) is convertible into one share of the Company’s Common Stock and entitles the holder to a liquidation preference of $0.11 per share and a preference on dividends if declared.

In May 2005, holders of 17,862,826 shares of Preferred Stock converted their shares into 17,862,826 shares of Common Stock.

On June 6, 2005, Clayton Florida purchased 16,662,826 shares of Common Stock from the then principal stockholders of PEPC.

NOTE 4 - INCOME TAXES

At June 30, 2005, deferred tax assets consist of:

Net operating loss carryforward	$1,072,301
Less valuation allowance	(1,072,301)

Net	$—

CLAYTON DUNNING GROUP, INC.
(formerly Phelps Engineered Plastics Corporation) AND SUBSIDIARY
Notes to Consolidated Financial Statements

Based on management’s present assessment, the Company has not yet determined it to be more likely than not that a deferred tax asset of $1,072,301 attributable to the future utilization of the $3,159,826 net operating loss carryforward as of June 30, 2005 will be realized. Accordingly, the Company has provided a 100% allowance against the deferred tax asset in the financial statements. The Company will continue to review this valuation allowance and make adjustments as appropriate.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited.

NOTE 5 - SUBSEQUENT EVENT

In July 2005, CGGP acquired 100% of the capital stock of Clayton Florida in exchange for 96,468,627 newly issued shares of CGGP Common Stock and 1 newly issued share of CGGP Series C Preferred Stock. The Series C Preferred Stock has no dividend, conversion or liquidation rights; it entitles the holder to vote on all matters submitted to the shareholders and shall have the right to vote 50.1% of the total outstanding shares entitled to vote at such meeting. After the exchange, the former shareholders of Clayton Florida will own approximately 97% of the issued and outstanding shares of common stock of CGGP. Accordingly, the acquisition will be treated as a purchase acquisition of CGGP by Clayton Florida (a reverse acquisition). In July 2005, the Company amended its articles of incorporation to increase the authorized capital stock from 135,000,000 shares to 525,000,000 shares.

Clayton Florida was incorporated in the State of Florida on March 11, 2003. Its wholly owned subsidiary Clayton, Dunning & Company, Inc. (“CDC”) is a registered broker-dealer with the Securities and Exchange Commission, a member of the National Association of Securities Dealers, Inc. and a member of the Securities Investors Protection Corp.

According to financial statements provided the Company, Clayton Florida had consolidated assets and stockholders’ deficit at June 30, 2005 (unaudited) of $951,561 and $228,310, respectively, and had consolidated assets and stockholders’ equity at December 31, 2004 of $1,007,129 and $74,327, respectively. For the six months ended June 30, 2005 (unaudited), Clayton Florida’s consolidated revenues were $776,555 and its consolidated net loss was $287,637. For the years ended December 31, 2004 and 2003. Clayton Florida’s consolidated revenues were $1,689,210 and $4,632, respectively, and its consolidated net loss was $187,216 and $5,116, respectively.

PROFORMA FINANCIAL INFORMATION

The following pro forma financial statements, of Clayton Dunning Group, Inc. f/k/a Phelps Engineered Plastics Corporation and Clayton Dunning Group, Inc. are set forth below: Consolidated (Unaudited) Pro Forma Balance Sheet of Clayton Dunning Group Inc. f/k/a Phelps Engineered Plastics Corporation and Clayton Dunning Group, Inc. as of June 30, 2005, Consolidated (Unaudited) Pro Forma Statement of Operations for the period ended June 30, 2005, and Consolidated (Unaudited) Pro Forma Statement of Operations for the period ended June 30, 2004.

PRO FORMA FINANCIAL STATEMENTS

The following consolidated (unaudited) pro forma balance sheet reflects the financial position of Clayton Dunning Group, Inc. as of June 30, 2005 as if the merger with Phelps Engineered Plastics Corporation had been completed as of that date, and the consolidated (unaudited) pro forma statements of income for Clayton Dunning Group, Inc. for the period June 30, 2005 and for the period June 30, 2004, as if the merger had been completed as of that date. The merger was actually consummated on July 1, 2005.

These financial statements are presented for informational purposes only and do not purport to be indicative of the financial position that would have resulted if the merger had been consummated at each company's year end. The pro forma financial statements should be read in conjunction with Clayton Dunning Group, Inc’s financial statements and related notes.

A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma financial statements are preliminary and have been made solely for purposes of developing the pro forma combined financial information.

PHELPS ENGINEERED PLASTICS CORPORATION AND CLAYTON DUNNING GROUP, INC.
Consolidated (Unaudited) Proforma Balance Sheet
As of June 30, 2005

ASSETS	Phelps Engineered Plastics Corporation	Clayton Dunning Group, Inc.		Proforma Adjustments		Proforma Total

CURRENT ASSETS:
Cash	$—	$26,086	$			$26,086
Commission Receivable	—	89,658				89,658
TOTAL CURRENT ASSETS	—	115,744				115,744

EQUIPMENT, net of depreciation	—	26,245				26,245

CAPITILIZED FINANCING COSTS	—	328,257				328,257

OTHER ASSETS
Investment in RN Capital	—	15,000				15,000
Investment in Phelps	—	165,150		(165,150)	A	—
Clearing deposit	—	124,819				124,819
Security deposit and other assets	—	170,197				170,197
Due from Employees	—	6,149				6,149

TOTAL OTHER ASSETS	—	481,315				316,165

Total Assets	$—	$951,561				$786,411

LIABILITIES:
CURRENT LIABILITIES:
Accounts payable	$—	$46,135				$46,135
Accrued commissions	—	60,826				60,826
Interest payable	—	15,140				15,140
Lease payable	—	6,025				6,025

TOTAL CURRENT LIABILITIES	—	128,126				128,126

Convertible debentures	—	758,500				758,500

Note payable - commitment fee	—	240,000			240,000
Note payable	—	50,000			50,000
Due to related party	—	3,245			3,245

TOTAL LIABILITIES	—	1,179,871			1,179,871

MINORITY INTEREST			75,000		75,000
STOCKHOLDERS' DEFICIT:
Preferred Stock $1.00 par value, authorized
75,000 shares, issued and outstanding
75,000 shares		75,000	(75,000)	A	—
Series A Convertible Voting Preferred Stock,
$.001 par value; 25,000,000 shares
authorized, issued and outstanding
2,400,258 shares	2,400	—			2,400

Preferred Stock, $.001 par value; 10,000,000
shares authorized, issued and outstanding
0 shares	—	—
Common stock, $.001 par value; 525,000,000
shares authorized, issued and outstanding
116,685,740	20,217		96,469	A	116,686
Additional paid-in capital	3,131,209	119,117	(3,415,445)	A	(165,119)
Accumulated deficit	(3,153,826)	(422,427)	3,153,826	A	(422,427)

Total stockholders' deficit	—	(228,310)			(468,460)

Total liabilities and stockholders' deficit	$—	$951,561			$786,411

See accompanying notes to the (unaudited) pro forma financial statements

A =	DR -Additional paid in capital	3,415,445

	CR - Investment in Phelps	165,150
	CR - Common stock	96,469
	CR - Accumulated deficit	3,153,826

To record issuance of 96,468,627 newly issued common shares and 1 newly issued share of Series C Preferred Stock to the security holders of Clayton Dunning Group, Inc.

B =	DR - Preferred Stock	75,000
	CR - Minority interest	75,000

To record the minority interest resulting from the reverse merger.

On July 1, 2005, Clayton Dunning Group, Inc. became a wholly owned subsidiary of Phelps Engineered Plastics Corporation and Phelps then changed its name to Clayton Dunning Group, Inc. The transaction is properly accounted for as a reverse purchase acquisition/merger wherein Clayton Dunning is the accounting acquirer and Phelps is the legal acquirer. Accordingly, the accounting acquirer records the assets purchased and liabilities assumed as part of the merger and entire equity section of the legal acquirer is eliminated with negative book value acquired offset against the paid in capital of the accounting acquirer. 96,468,627 newly issued shares of common stock and I newly issued share of Series C Preferred Stock was exchanged in this transaction.

PHELPS ENGINEERED PLASTICS CORPORATION AND CLAYTON DUNNING GROUP, INC.
Consolidated (Unaudited) Pro Forma Statement of Operations
For the six months ended June 30, 2005

	Phelps Engineered	Clayton Dunning	Proforma	Proforma
	Plastics Corporation	Group, Inc.	Adjustments	Total
REVENUES
Broker Operations	$—	$659,505		$659,505
Investment Banking	—	117,050		117,050
Total Revenue	—	776,555		776,555

OPERATING EXPENSES:
Broker Commissions	—	429,864		429,864
Ticket Charges	—	52,546		52,546
Salaries	—	176,253		176,253
Professional fees	—	76,502		76,502
Depreciation	—	937		937
Amortization	—	62,593		62,593
General and administrative	1,250	250,492		251,742
TOTAL OPERATING EXPENSES	1,250	1,049,187		1,050,437

INTEREST EXPENSE	—	15,005		15,005

NET LOSS	$(1,250)	$(287,637)		$(288,887)

Net loss per share				$(.00)

Weighted average number of shares, outstanding				100,311,225

PHELPS ENGINEERED PLASTICS CORPORATION AND CLAYTON DUNNING GROUP, INC.
Consolidated (Unaudited) Pro Forma Statement of Operations
For the year ended June 30, 2004

	Phelps Engineered Plastics Corporation	Clayton Dunning Group, Inc.	Proforma Adjustments		Proforma Total
REVENUES
Broker Operations	$—	$661,971	$		$$661,971
Investment Banking	—	136,603			136,603
Total Revenue	—	798,574			798,574

OPERATING EXPENSES:
Broker Commissions	—	389,183			389,183
Ticket Charges	—	48,811			48,811
Salaries	—	110,899			110,899
Professional fees	—	69,888			69,888
Depreciation	—	—			—
Amortization	—	—			—
Loss from uncollectible notes receivable	2,541,705	—	(2,541,705)	B	—
General and administrative	21,699	233,891			255,590
TOTAL OPERATING EXPENSES	2,563,404	852,672			874,371

INTEREST EXPENSE	—	—			—

NET LOSS	$(2,563,404)	$(54,098)	$		$(75,797)

Net loss per share					$(.00)

Weighted average number of common shares
outstanding,					98,822,656

See accompanying notes to the (unaudited) pro forma financial statements

B =	DR - Notes receivable -	2,541,705
	CR - Loss from uncollectible notes receivable -	2,541,705

To reverse expenses that relate to the previous business of Phelps and a one-time charge.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Nevada law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

  (a) Is not liable pursuant to NRS 78.138; or

  (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.1.38 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under our Articles of Incorporation and Bylaws, the corporation shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding, all pursuant to and consistent with the provisions of NRS 78.751, as amended from time to time.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final deposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Nevada, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee	$903.77
Legal fees and expenses	40,000.00
Accountants’ fees and expenses	20,000.00
Printing expenses	20,000.23

Total	$80,904

___________
All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In June 2005, we issued an aggregate of 16,682,826 shares of our common stock to Edwin Phelps and Dan Picket, our former principal shareholders in consideration for their conversion of 16,662,826 shares of Series B preferred stock. The issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

In July 2005, we issued an aggregate of 96,468,627 shares of our common stock to the shareholders of Clayton Dunning Group, Inc., a Florida company (“Clayton Florida”) in exchange for all of the capital stock of Clayton Florida. Clayton Florida had six shareholders who received the shares. In connection with the transaction, we also issued our president, Robert C. Lau, one share of our Series C preferred stock in exchange for his one share of Series C preferred stock in exchange for his one share of Series C preferred stock of Clayton Florida. The issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

In October 2004, CDC issued an aggregate of 10,000,000 shares of its common stock to five individuals who were employed by CDC. The issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

In November 2004, Clayton Florida issued an aggregate of 10,000,000 shares of its common stock in exchange for all of the capital stock of Clayton Dunning & Company, Inc. (“CDC”) to the shareholders of CDC. CDC had five shareholders who received the shares. The issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

In September 2005, the Company issued a convertible promissory note to Cornell Capital Partners, LP in the principal amount of $1,000,000. The issuances were made pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Act”).

ITEM 27. EXHIBITS

(a) Exhibits

3.1	Articles of Incorporation of Clayton Dunning Group, Inc. (2)

3.2.	By-Laws of Clayton Dunning Group, Inc. (2)

5.1	Consent of Gersten, Savage, LLP (2)

10.1	Assignment and Assumption Agreement by and between the Registration and Cornell Capital Partners, LP dated September 29, 2005 (1)

10.2	Security Agreement by and between the Registrant and Cornell Capital Partners, LP dated September 29, 2005 (1)

10.3	Promissory Note in favor of Cornell Capital Partners, LP (1)

10.4	Acquisition Agreement by and between Phelps Engineered Plastics Corp. and the shareholders of Clayton Dunning Group, Inc’s. shareholders dated July 6, 2005. (1)

21	List of Subsidiaries (1)

23.1	Consent of Gersten Savage LLP (included in Exhibit 5.1 hereto.) (2)

23.2	Consent of Sherb & Co., LP (1)

23.3	Consent of Paula S. Morelli, CPA (1)

23.4	Consent of Turner & Company (1)

(1)	Filedherewith
(2)	To be filed by amendment

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, on October 7, 2005.

CLAYTON DUNNING GROUP, INC.

By:	/s/ Robert C. Lau
President and CEO

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following person on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Title	Date

Robert C. Lau	President, CEO & Director	October 7, 2005
Principal Operating Officer
Principal Accounting Officer